Company Contact:	Investor Relations Contacts:
Bill Larkin, CFO	Lippert / Heilshorn & Associates
Fuel Systems Solutions, Inc.	Kirsten Chapman/ Cathy Mattison
(714) 656-1320	cmattison@lhai.com
(415) 433-3777

Fuel Systems Solutions Reports 2008 Second Quarter Results

-Revenue increased to $98.3 million, up 50% year-over-year--Net income of $4.6 million--Increased 2008 revenue guidance to $350 million-

SANTA ANA, Calif., August 7, 2008 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its second quarter ended June 30, 2008.

Matthew Beale, president, said. “The second quarter marks another quarter of growth. Revenue increased approximately 50% year-over-year reflecting the rapidly expanding demand for alternatives to petroleum to fuel vehicles. Additionally, we drove gross margin improvements with successful engineering, production and distribution synergies developed in the past year. US-based Fuel Systems Solutions delivers alternative fuel solutions for transportation and industrial applications that reduce emissions, displace petroleum and generate savings. We are capturing the demand for our immediate, real-world solutions with our extensive reach in Europe, Asia and Latin America where high fuel costs have long been a concern. As oil prices continue to rise and emissions concerns increase, we perceive important medium term opportunities in the United States for our transportation products and technology. We expect the macro environment to continue to drive growth, and we are excited about the future.”

Financial Results

Revenue for the second quarter was $98.3 million, up 49.9% from revenue of $65.6 million for the second quarter 2007, driven by strong performance in the transportation business. Gross profit for the quarter reached $28.6 million and represented 29% of revenue, compared to $14.5 million, or 22% of revenue in the second quarter 2007. In the second quarter of 2008, the company recorded a non-cash goodwill impairment charge related to the company’s Australian operations of $3.9 million, or $0.25 per diluted share. Net income for the second quarter of 2008 reached $4.6 million, or $0.29 per diluted share, including the non-cash goodwill impairment charge of $3.9 million, compared to $395,000, or $0.03 per share in the second quarter of 2007.

For the six-month period ending June 30, 2008, total revenues were $192.9 million, compared to $120.4 million for the first half of 2007. Net income for the first half of 2008, which includes the non-cash goodwill impairment charge of $3.9 million, was $10.8 million, or $0.69 per diluted share, compared to $1.4 million, or $0.09 per diluted share for the first half of 2007.

Bill Larkin, CFO, said, “We generated cash from operations of $19.9 million in the second quarter of 2008 compared to $12.2 million in the second quarter of 2007. The strength of our financial position provides us the foundation for executing our growth strategy organically and through acquisitions.”

Company Outlook

Based on its current assessment of near-term market trends, the company is increasing its full year 2008 consolidated revenue guidance to $350 million and increasing its gross profit margin to approximately 27% and operating margin to approximately 12%.

Conference Call

The company will host a conference call on August 8th at 10:00 a.m. Pacific Time / 1:00 p.m. Eastern Time, to discuss its second quarter 2008 financial results. To listen to the call live, please dial 877-397-0291 at least 10 minutes before the start of the conference. International participants may dial 719-325-4889. No pass code is required. The call is also being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.fuelsystemssolutions.com/. A telephone replay will be available until midnight ET on August 22 by dialing 888-203-1112 or 719-457-0820, and entering pass code 8771384#. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the company's sales and output expectations for its delayed original equipment manufacturing operations; and its ability to achieve 2008 revenue of approximately $350 with gross profit margin of 27 percent and operating margin of 12 percent. Such statements are only predictions, and the company's actual results may differ materially. Factors that may cause the company's results to differ include, but are not limited to, risks that original equipment automobile manufacturers do not adopt the company's fuel systems as expected, that expected sales not based on long-term contracts will materialize, that changes in emissions regulations will not significantly impact demand for the company's products, that a global economic downturn may reduce customers' demand for our products, that reduction in oil prices will not reduce the demand for our products and that currency fluctuations will not reduce our revenue or financial condition. Readers also should consider the risk factors set forth in the company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the company's Annual Report on Form 10-K, for the year ended December 31, 2007. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS), a U.S.-based company, through its U.S. and foreign subsidiaries, delivers alternative fuel solutions for transportation and industrial applications that reduce emissions, displace petroleum and generate savings, which is extremely relevant today. The company's industrial division is run through IMPCO Technologies and its subsidiaries and the company's transportation division is run through BRC and its subsidiaries. The company is comprised of two subsidiaries, industrial under IMPCO Technologies and transportation under BRC. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. BRC, through its subsidiaries, produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at www.fuelsystemssolutions.com.

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2008	2007	2008	2007

Revenue	$98,284	$65,552	$192,884	$120,385
Cost of revenue	69,704	51,065	136,820	92,120

Gross profit	28,580	14,487	56,064	28,265

Operating expenses:
Research and development expense	2,702	2,036	5,530	4,084
Selling, general and administrative expense	11,659	9,302	22,830	17,235
Goodwill impairment loss	3,907	—	3,907	—
Amortization of intangible assets	98	50	191	83

Total operating expenses	18,366	11,388	32,458	21,402

Operating income	10,214	3,099	23,606	6,863
Other expense, net	(43)	(415)	(1,164)	(661)
Interest expense, net	(200)	(201)	(392)	(492)

Income from operations before income taxes and
equity share in income of unconsolidated
affiliates	9,971	2,483	22,050	5,710
Equity share in income (loss) of unconsolidated
affiliates	(91)	107	77	270
Income tax expense	(4,878)	(1,725)	(10,418)	(3,630)

Income before minority interests	5,002	865	11,709	2,350
Minority interests in income of consolidated
subsidiaries	394	470	875	937

Net income	$4,608	$395	$10,834	$1,413

Net income per share:
Basic	$0.30	$0.03	$0.70	$0.09

Diluted	$0.29	$0.03	$0.69	$0.09

Number of shares used in per share calculation:
Basic	15,611	15,406	15,565	15,329

Diluted	15,750	15,601	15,692	15,569

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$ 43,643	$ 26,797
Accounts receivable less allowance for doubtful accounts of $2,618 and
$2,399 at June 30, 2008 and December 31, 2007, respectively	65,499	51,876
Inventories:
Raw materials and parts	41,498	33,890
Work-in-process	1,901	2,247
Finished goods	42,655	31,197
Inventory on consignment with unconsolidated affiliates	3,126	2,991

Total inventories	89,180	70,325
Deferred tax assets	3,718	2,248
Related party receivables	49	44
Other current assets	6,549	3,820

Total current assets	208,638	155,110

Equipment and leasehold improvements:
Dies, molds and patterns	4,060	5,725
Machinery and equipment	28,120	25,049
Office furnishings and equipment	9,402	8,601
Automobiles and trucks	2,474	2,047
Leasehold improvements	7,043	4,769

	51,099	46,191
Less accumulated depreciation and amortization	22,953	21,151

Net equipment and leasehold improvements	28,146	25,040
Goodwill	45,840	46,486
Intangible assets, net	12,700	13,059
Investment in unconsolidated affiliates	2,816	2,310
Non-current related party receivable	2,399	3,450
Deferred tax assets, net	249	184
Other assets	1,820	1,731

Total Assets	$ 302,608	$ 247,370

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2008	2007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 67,184	$50,314
Accrued expenses	34,032	19,666
Current revolving lines of credit	—	3,307
Current portion of term loans and other loans	5,438	4,791
Current portion of capital leases	346	428
Deferred tax liabilities	82	117
Related party payables	10,392	5,921

Total current liabilities	117,474	84,544
Term loans	7,692	9,449
Capital leases	301	431
Other liabilities	6,912	5,860
Minority interest	6,687	6,601
Deferred tax liabilities	5,602	5,432

Total liabilities	144,668	112,317

Stockholders’ equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none
issued and outstanding at June 30, 2008 and December 31, 2007	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares;
15,749,948 issued and 15,677,163 outstanding at June 30, 2008; and
15,512,798 issued and 15,499,115 outstanding at December 31, 2007	16	15
Additional paid-in capital	219,013	216,483
Shares held in treasury, 72,785 shares at June 30, 2008 and 13,683 shares
at December 31, 2007	(1,279)	(432)
Accumulated deficit	(91,862)	(102,696)
Accumulated other comprehensive income	32,052	21,683

Total stockholders’ equity	157,940	135,053

Total Liabilities and Stockholders’ Equity	$ 302,608	$247,370

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,

	2008	2007

Net income	$ 10,834 $	1,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	3,180	2,566
Amortization of intangibles	1,456	953
Provision for doubtful accounts	121	698
Provision for loan to unconsolidated affiliate	1,091	—
Provision for inventory reserve	1,041	249
Goodwill impairment loss	3,907	—
Equity share in income of unconsolidated affiliates	(77)	(270)
Dividends from unconsolidated affiliates	230	—
Minority interest	875	937
Unrealized loss on foreign exchange	1,094	121
Loss in disposal of asset	79	3
Stock–based compensation expense	191	38
Changes in assets and liabilities:
Increase in accounts receivable	(10,370)	(6,708)
(Increase) decrease in inventory	(15,220)	2,207
(Increase) decrease in other assets	(2,422)	1,067
Increase in deferred income taxes	(1,560)	(730)
Increase in accounts payable	13,471	4,559
Increase in accrued expenses	12,745	4,619
Increase (decrease) in long term liabilities	685	(699)
Receivables from/payables to related party, net	3,911	2,487

Net cash provided by operating activities	25,262	13,510

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(4,950)	(2,775)
Purchase of minority interest in consolidated subsidiary	(227)	—
Purchase of intangible asset	(193)	—
Proceeds from sale of assets	3	—

Net cash used in investing activities	(5,367)	(2,775)

Cash flows from financing activities:
Payment of revolving line of credit	(3,307)	(3,892)
Payments on term loans	(2,045)	(307)
Proceeds from term loans	—	6,738
Proceeds from exercise of stock options and warrants	1,466	3,665
(Purchase of)/proceeds from the sale of common shares held in trust, net	(72)	64
Payment of capital lease obligations	(247)	(182)
Dividend paid to minority interest in consolidated subsidiaries	(900)	(822)

Net cash (used in) provided by financing activities	(5,105)	5,264

Net increase in cash	14,790	15,999
Effect of exchange rate changes on cash	2,056	1,357

	Six Months Ended
	June 30,

	2008	2007

Net increase in cash and cash equivalents	16,846	17,356
Cash and cash equivalents at beginning of period	26,797	11,546

Cash and cash equivalents at end of period	$43,643	$28,902

Supplemental disclosure of cash flow information:
Non-cash financing activities:
Acquisition of equipment under capital lease	$20	$160